EXHIBIT 99.1










                     R. J. REYNOLDS CAPITAL INVESTMENT PLAN

                              FINANCIALS STATEMENTS

                     December 31, 2002 and December 30, 2002

                   (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                     R. J. REYNOLDS CAPITAL INVESTMENT PLAN

                                TABLE OF CONTENTS


                                                                                Page
                                                                                ----

Independent Auditors' Report ...............................................       1

Financial Statements:

       Statements of Net Assets Available for Benefits as of
        December 31, 2002 and December 30, 2002 ............................       2

       Statements of Changes in Net Assets Available for Benefits for
        the Periods Ended December 31, 2002 and December 30, 2002 ..........       3

       Notes to Financial Statements .......................................     4-8


Note: Supplemental schedules are omitted because of the absence of conditions under which they are required by Department of Labor Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974.

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



RJR Employee Benefits Committee of R. J. Reynolds Capital Investment Plan:

We have audited the accompanying statements of net assets available for benefits of the R. J. Reynolds Capital Investment Plan, referred to as the Plan, as of December 31, 2002 and December 30, 2002, and the related statements of changes in net assets available for benefits for the one day period ended December 31, 2002 and the year ended December 30, 2002. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2002 and December 30, 2002, and the changes in net assets available for benefits for the periods then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP

Greensboro, North Carolina
May 23, 2003

                     R. J. REYNOLDS CAPITAL INVESTMENT PLAN

                 STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                     December 31, 2002 and December 30, 2002




                                                                    December 31, 2002             December 30, 2002
                                                                    -----------------             -----------------
Assets:
  Investments, at fair value - plan interest in Master
    Trust (notes 1, 2, 3 and 4) .................................   $     947,865,958             $     947,861,763
                                                                    -----------------             -----------------
  Receivables:
    Investment income ...........................................           1,140,139                     1,139,820
    Due from broker for sale of investments .....................              71,405                        88,665
                                                                    -----------------             -----------------
        Total receivables .......................................           1,211,544                     1,228,485
                                                                    -----------------             -----------------

        Total assets ............................................         949,077,502                   949,090,248
                                                                    -----------------             -----------------

Liabilities:
    Accrued administrative expenses .............................             351,695                       351,695
    Due to broker for purchase of investments ...................             315,198                       315,198
                                                                    -----------------             -----------------

        Total liabilities .......................................             666,893                       666,893
                                                                    -----------------             -----------------

Net assets available for benefits ...............................   $     948,410,609             $     948,423,355
                                                                    =================             =================



                 See accompanying notes to financial statements.

                     R. J. REYNOLDS CAPITAL INVESTMENT PLAN

           STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

              Periods Ended December 31, 2002 and December 30, 2002



                                                                    December 31, 2002             December 30, 2002
                                                                    -----------------             -----------------
Additions:
  Investment loss - plan interest in Master Trust
    (notes 1, 2, 3 and 4) .......................................   $        (105,779)            $     (90,033,439)
                                                                    -----------------             -----------------
  Contributions:
    Employer contributions ......................................                  47                    12,313,896
    Participant contributions ...................................             168,647                    36,834,304
                                                                    -----------------             -----------------
      Total contributions .......................................             168,694                    49,148,200
                                                                    -----------------             -----------------

      Total additions, net ......................................              62,915                   (40,885,239)
                                                                    -----------------             -----------------

Deductions:
  Benefits paid to participants .................................              75,661                    61,690,871
  Administrative expenses .......................................                  --                     1,504,989
                                                                    -----------------             -----------------

    Total deductions ............................................              75,661                    63,195,860
                                                                    -----------------             -----------------

Net decrease in assets available for benefits ...................             (12,746)                 (104,081,099)

Net assets available for benefits at beginning of period ........         948,423,355                 1,052,504,454
                                                                    -----------------             -----------------
Net assets available for benefits at end of period ..............   $     948,410,609             $     948,423,355
                                                                    =================             =================



                 See accompanying notes to financial statements.

                     R. J. REYNOLDS CAPITAL INVESTMENT PLAN

                          NOTES TO FINANCIAL STATEMENTS

(1)  PLAN DESCRIPTION

     The following brief description of the R. J. Reynolds Capital Investment Plan, referred to as the Plan, is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

     (a) General
     -----------

     The Plan is a voluntary defined contribution plan for eligible employees of R.J. Reynolds Tobacco Holdings, Inc., referred to as RJR or the Company, and participating subsidiaries. All eligible employees become participants unless they elect not to participate. The RJR Employee Benefits Committee controls and manages the operation and administration of the Plan. Citibank, N.A., referred to as Citibank, serves as the trustee of the Plan. Mellon HR Solutions, formerly PricewaterhouseCoopers Unifi Network, serves as the recordkeeper for the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, referred to as ERISA.

     On December 31, 2002, an amendment was made to the Plan changing the Plan year to a calendar year effective January 1, 2003. As a result, December 31, 2002 is a one day Plan year.

     For comparability, certain reclassifications were made to conform prior periods to the current presentation format.

     (b) Interest in Master Trust
     ----------------------------

     The Plan's investments are in the R. J. Reynolds Defined Contribution Master Trust, referred to as the Master Trust, which was established for the investment of assets of the Plan and several other Company-sponsored plans. Since May 2000, the Plan has been the only plan with assets in the Master Trust. Citibank has held the assets of the Master Trust since May 1, 2000. Investment income and administrative expenses relating to the Master Trust are allocated to the individual plan (s) based upon average monthly balances invested by each plan.

     (c) Contributions
     -----------------

     Each year, participants may make basic contributions of up to 6% of pre-tax annual compensation, as defined in the Plan document. In addition, participants may make supplemental contributions on a pre-tax or after-tax basis of up to 50% of compensation, including the basic contribution. Participants who have attained age 50 before the end of a calendar year may make additional catch-up contributions of 1% to 20% of compensation. The Company or participating subsidiaries contribute an amount equal to 50% of basic contributions. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans. Contributions are subject to certain Internal Revenue Code limitations.

     (d) Participant Accounts
     ------------------------

     Each participant's account is credited with the participant's contributions and allocations of the Company or participating subsidiaries' contributions and Plan earnings, and debited with the participant's withdrawals, Plan losses and an allocation of administrative expenses. Allocations are based on participant contributions or account balances, as defined in the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

     (e) Vesting
     -----------

     Participants are immediately vested in their contributions and actual earnings thereon. Vesting in Company or participating subsidiaries' contributions occurs upon the earlier of completion of 24 months of Plan participation, 36 months of service with the Company or affiliated companies or upon the occurrence of certain events as defined in the Plan document.

     (f) Investment Options
     ----------------------

     Plan investments are participant directed. Upon enrollment in the Plan, a participant may direct his or her employee contributions in 1% increments in any of eleven investment fund options, including a self-directed brokerage account managed by Charles Schwab & Co., Inc., prior to September 2002. As of September 4, 2002, two additional investment fund options were made available. Participants may change or transfer their investment options at any time via telephone or a secured Internet website.

     (g) Loans to Participants
     -------------------------

     Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of the lesser of $50,000, or 50% of their vested account balance, reduced by the highest outstanding loan balance during the preceding 12 months and limited by certain restrictions in the Plan document. A fee of $50 is charged to a participant's account when a loan is initiated. Loan transactions are treated as a transfer between the investment fund and the loan fund. Loan terms shall not be for more than five years. The loans are secured by the balance in the participant's account and bear interest at a rate commensurate with local prevailing rates as determined by the Plan administrator. Principal and interest are paid ratably through payroll deductions.

     (h) Payment of Benefits
     -----------------------

     Upon termination of service, a participant is entitled to receive a lump-sum amount equal to the value of the participant's vested interest in his or her account, or, if elected by the participant, monthly installments calculated annually over a period not to exceed the lesser of 15 years or the participant's life expectancy. Partial lump sum distributions are also available after termination of service.

     (i) Expenses
     ------------

     Expenses relating to the purchase or sale of investments are included in the cost or deducted from the proceeds, respectively. Direct charges and expenses, including investment manager fees attributable to specific investment funds, may be charged against that investment fund. Administrative expenses such as trustee, auditor, general plan recordkeeping and Internal Revenue Service user fees may be paid directly from the Master Trust.

     (j) Forfeitures
     ---------------

     Forfeitures are used to reduce future employer contributions. Certain forfeitures may be restored if the participant is reemployed before accruing five consecutive break in service years, as defined in the Plan document. For the periods ended December 31, 2002 and December 30, 2002, employer contributions were reduced by $0 and $85,511, respectively, from forfeited nonvested accounts. At December 31, 2002 and December 30, 2002, forfeited nonvested accounts totaled $3,911.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Basis of Accounting
     -----------------------

     The accompanying financial statements of the Plan have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

     (b) Investment Valuation and Income Recognition
     -----------------------------------------------

     The Plan's interest in the Master Trust, except for the guaranteed investment contracts, is valued at fair value based on quoted market prices of the underlying investments. Loans to participants are valued at cost plus accrued interest, which approximates fair value.

     The Plan has entered into various benefit-responsive investment contracts with insurance companies, which maintain the contributions in a general account. The accounts are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The contracts are included in the financial statements at contract value, which approximates fair value, as reported to the Plan by the insurance companies. Contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. There are no reserves against contract value for credit risk of the contract issuer or otherwise. The average yield was approximately 6.29% and 6.40% for the periods ended December 31, 2002 and December 30, 2002, respectively. The contract rates ranged from 2.08% to 8.16% at December 31, 2002 and December 30, 2002. The crediting interest rate is based on a formula agreed upon with the issuer, but may not be less than certain percentages.

     Within the Master Trust, purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

     (c) Use of Estimates
     --------------------

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates. The Master Trust utilizes various investment instruments.
     Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

     (d) Payment of Benefits
     -----------------------

     Benefits are recorded when paid.

(3)  MASTER TRUST

     Investments and investment income (loss) for the Master Trust were:


                                                                    December 31, 2002             December 30, 2002
                                                                    -----------------             -----------------
     Investments:
       At fair value:
         C.E.B.T. Liquid Reserve Fund ...........................   $       8,947,597             $      10,601,979
         R.J. Reynolds Tobacco Holdings, Inc. Common Stock ......          50,544,591                    51,374,164
         Charles Schwab Personal Choice Retirement Account ......          13,184,722                    13,133,689
         Mutual funds ...........................................         378,787,408                   377,179,088
         Loans to participants ..................................          16,359,335                    16,357,733
                                                                    -----------------             -----------------
                                                                          467,823,653                   468,646,653
       Guaranteed investment contracts, at contract value .......         480,042,305                   479,215,110
                                                                    -----------------             -----------------

     Total investments ..........................................   $     947,865,958             $     947,861,763
                                                                    =================             =================



                                                                       Period Ended                  Year Ended
                                                                    December 31, 2002             December 30, 2002
                                                                    -----------------             -----------------
     Investment income (loss):
       Net appreciation (depreciation) in fair value of
        investments:
        R.J. Reynolds Tobacco Holdings, Inc. Common Stock           $        (758,078)            $     (18,797,288)
        Charles Schwab Personal Choice Retirement Account                      38,584                    (3,868,752)
        Mutual funds                                                          533,078                  (108,359,892)
                                                                    -----------------             -----------------
     Interest and dividend income                                            (186,416)                 (131,025,932)
                                                                               80,637                    40,992,493
                                                                    -----------------             -----------------
     Total investment loss                                          $        (105,779)            $     (90,033,439)
                                                                    =================             =================


     The Plan's interest in the net assets of the Master Trust was 100% at December 31, 2002 and December 30, 2002. The Plan's interest in investment income or loss of the Master Trust was 100% for the periods ended December 31, 2002 and December 30, 2002.


(4)  RELATED PARTY TRANSACTIONS

     Certain  Plan  investments  are shares of funds  managed by  Citibank,  the
     trustee   of  the  Plan;   therefore,   these   transactions   qualify   as
     party-in-interest transactions.


(5)  INCOME TAX STATUS

     The Plan obtained its latest determination letter dated February 20, 1996, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended and restated since receiving this determination letter. The Company believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code, and the Plan and related trust continue to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan's financial statements.


(6)  PLAN TERMINATION

     Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of the Plan's termination, participants will become 100% vested in their employer contributions.


(7)  CONTINGENCY

     On May 13, 2002, a participant in the Plan filed a lawsuit in United States District Court, Middle District of North Carolina, naming the Company, R.
     J. Reynolds Tobacco Company, the RJR Employee Benefits Committee, and the RJR Pension Investment Committee as defendants in the lawsuit, alleging that each acted as a fiduciary of the Plan. The lawsuit claims that, following the spin-off of the Company by RJR Nabisco Holdings Corp. in June 1999, each defendant breached its fiduciary duty to Plan participants under ERISA by (i) eliminating the NGH and Nabisco, referred to as NA, common stock funds as investment options under the Plan and (ii) directing the Plan to sell all NGH and NA stock by January 31, 2000. The lawsuit is filed on behalf of a purported class of Plan participants similarly situated to the plaintiff, but no class has been certified by the court. The expenses incurred in defending the case and the outcome of the lawsuit will be paid by the Company and will not impact the Plan.

                                   **********